CERTIFICATE OF AMENDMENT

                             OF THE

                  CERTIFICATE OF INCORPORATION

                               OF

                    TENNEY ENGINEERING, INC.




     A.  The name of the corporation is:

               TENNEY ENGINEERING, INC.



     B. The Board of Directors of the Corporation duly adopted a resolution and preamble as follows:


          " WHEREAS the Certificate of Incorporation provides that the Corporation is authorized to issue Fifty million (50,000,000) shares of Common Stock, par value $.01 per share and that such shares may be issued in series at the discretion of the Board of Directors without further action by the shareholders and the Board of Directors has resolved to create two series of Common Stock to be known as Series A Common Stock and Series B Common Stock and to fix the number of shares constituting each series, the voting and other rights of each such series.

     "RESOLVED that Article Fourth (a) of the Certificate of
Incorporation of the Corporation is hereby deleted and a substitute Article Fourth (a) is adopted as follows:

     " '(a) Fifty million (50,000,000) shares of common stock, par value $.01 each of which Ten Million (10,000,000) shares initially shall be designated Series A Common Stock ("Series A Common Stock"), and Forty Million (40,000,000) shares shall be designated Series B Common Stock ("Series B Common Stock" and, together with the Series A Common Stock, the "Common Stock"). The number of shares designated as Series A Common Stock or Series B Common Stock may be increased or decreased, from time to time, by resolution or resolutions adopted by the Board of Directors. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Common Stock and Series B Common Stock are as follows:

          " '(1) Voting. At each annual or special meeting of stockholders, in the case of any written consent of stockholders in lieu of a meeting and for all other purposes, each holder of record of shares of Series A Common Stock on the relevant record date shall be entitled to ten (10) votes for each share of Series A Common Stock standing in such person's name on the stock transfer records of the Corporation, and each holder of record of Series B Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Series B Common Stock standing in such person's name on the stock transfer records of the Corporation. Except as otherwise required by law and subject to the rights of holders of any series of Preferred Stock of the Corporation that may be issued from time to time, the holders of shares of Series A Common Stock and of shares of Series B Common Stock shall vote as a single class on all matters with respect to which a vote of the stockholders of the Corporation is required under applicable law, the Certificate of Incorporation, or the By-Laws of the Corporation, or on which a vote of stockholders is otherwise duly called for by the Corporation, including, but not limited to, the election of directors, matters concerning the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, mergers or consolidations with another entity or entities, dissolution of the Corporation and amendments to the Certificate of Incorporation of the Corporation. Whenever applicable law, the Certificate of Incorporation of the Corporation or the By-Laws of the Corporation provide for the necessity of an affirmative vote of the stockholders entitled to cast at least a majority (or any other greater percentage) of the votes which ll stockholders are entitled to cast thereon, or a"majority (or any other greater percentage) of the voting stock," or language of similar effect, any and all such language shall mean that the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock shall vote as one class.

          " '(2) Dividends; Stock Splits. Subject to the rights of the holders of shares of any series of Preferred Stock, and subject to any other provisions of the Certificate of Incorporation of the Corporation, holders of shares of Series A Common Stock and shares of Series B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities or options or warrants to purchase shares of Common Stock or other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities) is paid on the shares of Series A Common Stock or shares of Series B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Series B Common Stock or shares of Series A Common Stock, as the case may be, in an equal amount per share. If at any time a dividend or other distribution payable in shares of Common Stock or options or warrants to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock is paid on shares of Series A Common Stock or Series B Common Stock, (after shares of both Series are outstanding) a like dividend or other distribution shall also be paid on shares of Series B Common Stock or Series A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if shares of Series A Common Stock or other voting securities, or options or warrants to purchase shares of Series A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Series A Common Stock or other voting securities, are paid on shares of Series A Common Stock, and shares of Series B Common Stock or voting securities identical to the other securities paid on the shares of Series A Common Stock (except that the voting securities paid on the Series A Common Stock may have ten (10) times the number of votes per share as the other voting securities to be received by the holders of the Series B Common Stock) or options or warrants to purchase shares of Series B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Series B Common Stock or such other voting securities, are paid on shares of Series B Common Stock, in an equal amount per share of Series A Common Stock and Series B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of shares of Series A Common Stock or Series B Common Stock, the shares of Series B Common Stock or Series A Common Stock, as the case may be, shall be split, subdivided, combined or reclassified so that the number of shares of Series A Common Stock and Series B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Series A Common Stock and Series B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

          " '(3)    Liquidation, Dissolution, etc.  In the event of
     any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution, after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

          " '(4)     Mergers, etc.  In the event of any corporate
     merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of shares of Series A Common Stock or the holders of shares of Series B Common Stock, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock shall receive the same consideration on a per share basis; provided that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Series A Common Stock may receive, on a per share basis, voting securities with ten (10) times the number of votes per share as those voting securities to be received by the holders of shares of Series B Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten (10) times the number of votes per share as those voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Series B Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Series B Common Stock may be converted or exchanged.

          " '5. Rights Otherwise Identical. Except as expressly set forth herein, the rights of the holders of Series A Common Stock and the rights of the holders of Series B Common Stock shall be in all respects identical.'

     "RESOLVED, that this Amendment of the Certificate of Incorporation shall be effective on the later of 5:00 p.m., eastern daylight saving time on April 10, 1997 or on the date of filing with the Secretary of State of New Jersey (the "Effective Time").

     "RESOLVED, that at the Effective time, each share of Common Stock of the Corporation, par value $.01 per share (the "Old Common Stock") issued immediately prior to the Effective Time shall be automatically reclassified as a share of Series B Common Stock. Promptly after such effectiveness, each record holder of a certificate that, immediately prior to such effectiveness, represented common stock of the Corporation, par value $.01 per share, shall be entitled to receive in exchange for such certificate, upon surrender of such certificate to the Corporation, a certificate for the number of shares of Series B Common Stock to which such holder is entitled as a result of the changes in the common stock effective by the preceding sentence (the "Reclassification"). Until surrendered and exchanged in accordance herewith, each certificate that, immediately prior to such effectiveness, represented Old Common Stock shall represent a like number of shares of Series B Common Stock to which the holder is entitled as a result of the Reclassification."

     C. The foregoing resolutions were duly adopted by the Board of Directors of the Corporation on March 11, 1997, pursuant to
Section 14A:7-2(2) of the New Jersey Business Corporation Act.

     D. The Certificate of Incorporation is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences, and limitations of each such class and series, are as stated in the resolution.

     IN WITNESS WHEREOF, Tenney Engineering, Inc. has caused this
Certificate of Amendment to be signed by its President this 11th day of March, 1997.

                         TENNEY ENGINEERING, INC.

                         By: s/Robert S. Schiffman
                              ROBERT S. SCHIFFMAN, PRESIDENT